Exhibit 12


                                                         Cytec Industries Inc.
                                           Computation of Ratio of Earnings to Fixed Charges
                                                     (Dollar amounts in millions)

                                                          Three Months Ended                        Nine Months Ended
                                                             September 30,                           September 30,
                                                    --------------------------------        --------------------------------
                                                         2005             2004 (1)              2005             2004 (1)
                                                    ------------       -------------        -----------      ---------------
Earnings (loss) from continuing operations before
income taxes, minority interest and equity in
earnings of associated companies

                                                    $     45.9         $    24.3           $     15.3        $    103.8
Add:
       Distributed income of associated companies            -                 -                  1.0               1.1
       Amortization of capitalized interest                0.6               0.1                  0.8               0.3
       Fixed charges                                      18.4               7.1                 71.2              20.7
Less:
       Capitalized interest                               (0.3)             (0.3)                (0.7)             (1.1)
                                                    ----------         ---------           ----------        ----------
       Earnings as adjusted                         $     64.6         $    31.2           $     87.6        $    124.8

Fixed charges:
       Interest on indebtedness including
           amortized premiums, discounts and
           deferred financing costs                 $     17.0         $     6.2           $     67.3        $     18.0
       Portion of rents representative of the
           interest factor                                 1.4               0.9                  3.9               2.7
                                                    ----------         ---------           ----------        ----------
Fixed charges                                       $     18.4         $      7.1          $     71.2        $     20.7

Ratio of earnings to fixed charges                         3.5                4.4                 1.2               6.0
                                                    ==========           =========         ==========        ==========

     (1) 2004 results were restated to show the retroactive application of the change from the LIFO to the FIFO inventory method which was adopted on January 1, 2005. Refer to Note 1.